Exhibit 10.36

FORM OF SIXTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

GRAHAM PACKAGING HOLDINGS COMPANY

DATED AS OF [            ], 2010

THE PARTNERSHIP UNITS OF GRAHAM PACKAGING HOLDINGS COMPANY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH UNITS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE STATE SECURITIES LAWS, AND ANY OTHER APPLICABLE SECURITIES LAWS; AND (II) THE TERMS AND CONDITIONS OF THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT. THE UNITS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS AND THIS AGREEMENT OF LIMITED PARTNERSHIP. THEREFORE, PURCHASERS OF SUCH UNITS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

		Page
4.3	Splits, Distributions and Reclassifications	10
4.4	Cancellation of Common Stock and Units	10
4.5	Incentive Plans	10
4.6	Offerings of Common Stock	10
4.7	Registered Partners	11

ARTICLE 5

DISTRIBUTIONS; PARTNERSHIP ALLOCATIONS; TAX MATTERS

5.1	Distributions Prior to Dissolution	11
5.2	Partnership Allocations	12
5.3	Tax Allocations; Code Section 704(c)	14
5.4	Accounting Method	14
5.5	Withholding	14
5.6	Tax Treatment of Return Amounts	15
5.7	Distribution by Opco	15

ARTICLE 6

MANAGEMENT

6.1	Rights and Duties of the Partners	15
6.2	Duty of General Partner	15
6.3	Powers of General Partner	15
6.4	Restrictions on General Partner Authority	18
6.5	Compensation	18
6.6	Other Activities	18

ARTICLE 7

COSTS AND EXPENSES AND COMPENSATION

ARTICLE 8

ACCOUNTS
8.1	Books and Records	19
8.2	Reports, Returns and Audits	19

		Page
ARTICLE 9

TRANSFERS

9.1	Transfer of a Limited Partner’s Interest	20
9.2	Allocation of Distributions Subsequent to Assignment	20
9.3	Death, Incompetence, Bankruptcy, Liquidation or Withdrawal of a Limited Partner	20
9.4	Permitted Transfers of Graham Partners	21
9.5	Satisfactory Written Assignment Required	22
9.6	Transferee’s Rights	22
9.7	Transferees Admitted as Partners	22
9.8	Additional Restrictions on Transfer	22

ARTICLE 10

DISSOLUTION

10.1	Events of Dissolution	23
10.2	Final Accounting	24
10.3	Liquidation	24
10.4	Cancellation of Certificate	24

ARTICLE 11

AMENDMENTS TO AGREEMENT

11.1	Amendments and Waivers	24

ARTICLE 12

NOTICES

12.1	Method of Notice	25
12.2	Computation of Time	25

ARTICLE 13

INVESTMENT REPRESENTATIONS

13.1	Investment Purpose	26
13.2	Investment Restriction	26

SIXTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

GRAHAM PACKAGING HOLDINGS COMPANY

THIS SIXTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP is entered into as of the [    ] day of [                    ], 2010 (and effective as set forth in Section 14.2 hereof) by and among GPC Holdings, L.P., a Pennsylvania limited partnership (“GPCLP”), Graham Packaging Corporation, a Pennsylvania corporation (“GP Corp”), BCP/Graham Holdings L.L.C., a Delaware limited liability company (“BCP”), and Graham Packaging Company Inc. (formerly known as BMP/Graham Holdings Corporation), a Delaware corporation (“GPC Inc.”), GPCLP and GP Corp are hereinafter sometimes referred to collectively as the “Graham Partners.” BCP and GPC Inc. are hereinafter sometimes referred to collectively as the “GPC Partners.”

W I T N E S S E T H

WHEREAS, Graham Packaging Holdings Company (formerly known as Graham Packaging Company, the “Partnership”) is an existing limited partnership that was formed in accordance with the provisions of the Pennsylvania Uniform Limited Partnership Act (59 Pa. Cons. Stat. ch. 5) and has been continued in accordance with the provisions of the Act (as herein defined);

WHEREAS, GPC Inc. intends to make an initial public offering of shares of its Common Stock (as defined below) in connection with an initial public offering (the “IPO”); and

WHEREAS, in connection with the IPO, the parties hereto desire to amend and restate the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership dated as of February 2, 1998 (the “Original Agreement”) and to enter into this Sixth Amended and Restated Limited Partnership Agreement of the Partnership to reorganize the Partnership and to provide such exchange and other rights as are necessary to reflect the public status of GPC Inc.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree that the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership dated as of February 2, 1998 is hereby amended and restated in its entirety by this Sixth Amended and Restated Agreement of Limited Partnership and, as so amended and restated hereby, shall read in its entirety as follows:

ARTICLE 1

THE LIMITED PARTNERSHIP

1.1 Prior Formation, Recapitalization, Redemption and Contribution.

(a) The Partners have heretofore become partners in the Partnership which was formed on April 3, 1989 to engage in the business hereinafter described for the period and upon the terms and conditions hereinafter set forth.

(b) On the Effective Date, the Partnership will redeem the general partnership interest of GP Corp in exchange for a limited partnership interest representing the same amount of such general partnership interest and BCP will become the sole general partner in the Partnership.

(c) On the Effective Date, the Partnership Interest of each Partner will be denominated as a pro rata number of “Units” (limited partnership or general partnership, as applicable) as set forth on Schedule 1 hereto.

(d) On the Effective Date, GPC Inc. will contribute net proceeds from the primary offering of newly issued shares in the IPO in exchange for a number of Units equal to the number of shares of Common Stock issued in such offering in accordance with Section 4.6.

(e) The General Partner shall amend Schedule 2 to reflect the Partnership Units of each Partner after the transactions contemplated by this Section 1.1.

1.2 Certificate of Limited Partnership. The General Partner on the date hereof executed and caused to be filed an Amended and Restated Certificate of Limited Partnership of the Partnership (hereinafter referred to as the “Certificate”) in the office of the Secretary of State of the Commonwealth of Pennsylvania, and hereafter shall execute such further documents (including any further amendments to the Certificate) and take such further action as shall be appropriate to comply with all requirements of law for the continuing operation of a limited partnership in the Commonwealth of Pennsylvania and all other counties and states where the Partnership may elect to do business.

1.3 Name. The name of the Partnership shall be Graham Packaging Holdings Company. The General Partner may change the name of the Partnership or cause the business of the Partnership to be conducted under any other name.

1.4 Character of Business. The Partnership was formed for the object and purpose of, and the nature of the business to be conducted by the Partnership is, engaging in any lawful act or activity for which limited partnerships may be formed under the Act. The business of the Partnership shall be conducted in accordance with, and any action required or permitted to be taken by the General Partner or any Limited Partner shall be taken in compliance with, all applicable laws, rules and regulations. Such business may be conducted directly by the Partnership or through such subsidiary corporations, partnerships or other entities as the General Partner deems advisable.

1.5 Principal Offices. The location of the principal offices of the Partnership shall be at 2401 Pleasant Valley Road, York, Pennsylvania, 17402, or at such other location as may be selected from time to time by the General Partner. The Partnership may maintain such other offices at such other places as the General Partner deems advisable.

1.6 Fiscal Year. The fiscal year of the Partnership shall be the calendar year (the “Partnership Year”).

1.7 Accounting Matters. Unless otherwise specified herein, all accounting determinations hereunder shall be made, all accounting terms used herein shall be interpreted, and all financial statements required to be delivered hereunder shall be prepared, in accordance with Generally Accepted Accounting Principles (as herein defined).

ARTICLE 2

DEFINITIONS

The following defined terms used in this Agreement shall have the respective meanings specified below.

2.1 Act. “Act” shall mean the Pennsylvania Revised Uniform Limited Partnership Act (15 Pa. Cons. Stat. ch. 85), as amended from time to time and any successor to such Act.

2.2 Affiliate. “Affiliate” of any Person means any other Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such person or entity. A Person shall be deemed to be controlled by another Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of management and policies of such Person whether by ownership of equity or other securities, by contract or otherwise, provided that any Person of which any other Person owns beneficially or of record, either directly or through one or more intermediaries, more than twenty-five percent (25%) of the ownership interests, shall be conclusively presumed to be an “Affiliate,” provided that Techne Techipack Engineering Italia SPA shall not be an Affiliate of the Graham Partners or any of their Affiliates.

2.3 Agreement. This “Agreement” shall refer to this Sixth Amended and Restated Agreement of Limited Partnership, including the Schedules hereto, as the same may be amended from time to time.

2.4 Auditor. “Auditor” shall mean Deloitte & Touche LLP or any successor firm of independent auditors selected by the General Partner.

2.5 Available Cash. “Available Cash” shall mean at any point in time all cash and cash equivalents on hand of the Partnership and other cash generated from any other source (including, without limitation, any proceeds from any borrowings made under the credit facilities of the Partnership and its subsidiaries to effect the distributions under Section 5.1(b)(i) hereof (for which the General Partner shall cause such borrowing, if necessary, to fund such distribution to the extent permitted under such credit facilities)), less cash reasonably reserved or reasonably anticipated to be required for debts and expenses, interest and scheduled principal payments on any indebtedness, capital expenditures, taxes or the activities of the Partnership (including payments to Partners under any agreement other than this Agreement).

2.6 Bankruptcy. The “Bankruptcy” of a Partner shall mean (i) the filing by a Partner of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal or state insolvency law, or a Partner’s filing an answer consenting to or acquiescing in any such petition, (ii) the making by a Partner of any assignment for the benefit of its creditors or (iii) the expiration of sixty days after the filing of an involuntary petition under Title 11 of the United States Code, an application for the appointment of a receiver for the assets of a Partner, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal or state insolvency law, provided that the same shall not have been vacated, set aside or stayed within such sixty day period.

2.7 Capital Account. The “Capital Account” of a Partner shall be (a) credited with (i) the amount of cash or, in the case of non-cash asset contributions, the gross fair market value of such capital contributions as agreed upon by the Partners at the time such contribution is made less liabilities assumed by the Partnership in connection with such contributions (or to which any such contributed assets are subject) and (ii) such Partner’s allocable share of Profits of the Partnership and (b) debited with (i) the amount of any cash and the fair market value of any property distributed to it pursuant to Section 5.1, and (ii) such Partner’s allocable share of Losses of the Partnership.

2.8 Catch Up Amount. The “Catch Up Amount” shall mean an amount equal to the sum of (i) the product of (A) the Graham Partners Excess Distribution Amount, multiplied by (B) the quotient of (x) the aggregate Percentage Interest of the General Partner and GPC Inc. divided by (y) the Graham Partners’ aggregate Percentage Interest and (ii) the Return Amount.

2.9 Certificate. The “Certificate” shall have the meaning ascribed to such term in Section 1.2 of this Agreement.

2.10 Class. “Class” means the classes of Units into which the interests in the Partnership may be classified or divided from time to time pursuant to the provisions of this Agreement.

2.11 Code. The “Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time, or the corresponding provisions of any successor statute.

2.12 Common Stock. “Common Stock” means common stock, par value $0.01 per share, of GPC Inc.

2.13 DCG. “DCG” shall mean Donald C. Graham.

2.14 Depreciation. “Depreciation” shall mean, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis.

2.15 Effective Date. “Effective Date” shall have the meaning set forth in Section 14.2 of this Agreement.

2.16 Exchange Act. “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

2.17 Exchange Agreement. “Exchange Agreement” means the Exchange Agreement, dated as of [                         ,] 2010, providing for the exchange of Partnership Units for shares of Common Stock, as amended from time to time.

2.18 Exchange Transaction. “Exchange Transaction” means an exchange of Units for shares of Common Stock pursuant to, and in accordance with, the Exchange Agreement (or such other exchange agreement) or, if GPC Inc. and the exchanging Limited Partner shall mutually agree, a Transfer of Units to GPC Inc., the Partnership or any of their subsidiaries for other consideration.

2.19 Event of Withdrawal. “Event of Withdrawal” shall have the meaning ascribed to such term in Section 10.1 of this Agreement.

2.20 General Partner. “General Partner” means BCP or any successor general partner admitted to the Partnership in accordance with the terms of this Agreement.

2.21 Generally Accepted Accounting Principles. “Generally Accepted Accounting Principles” shall refer to generally accepted accounting principles as in effect from time to time in the United States of America.

2.22 GP Corp. “GP Corp” shall have the meaning ascribed to such term in the first paragraph of this Agreement.

2.23 GPC Partners. “GPC Partners” shall have the meaning ascribed to such term to the first paragraph of this Agreement.

2.24 Graham Partners. “Graham Partners” shall have the meaning ascribed to such term in the first paragraph of this Agreement.

2.25 Graham Partners Excess Distribution Amount. “Graham Partners Excess Distribution Amount” shall mean an amount equal to the excess of (i) distributions made to the Graham Partners pursuant to Section 5.1(b)(i) over (ii) the product of (A) distributions made to the GPC Partners pursuant to Section 5.1(b)(i) multiplied by (B) the quotient of (x) the Graham Partners’ aggregate Percentage Interests divided by (y) the GPC Partners’ aggregate Percentage Interests.

2.26 Gross Asset Value. “Gross Asset Value” shall mean, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(1) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset at the time of such contribution, as agreed to by the Partners;

(2) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as agreed to by the Partners, as of the following times: (a) the date of this Agreement and the date of any other acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis capital contribution; (b) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property other than money, unless all Partners receive simultaneous distributions of undivided interests in the distributed property in proportion to their respective Percentage Interests; and (c) the liquidation of the Partnership within the meaning of Treas. Reg. § 1.704-l(b)(2)(ii)(g); and

(3) The Gross Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution.

If the Gross Asset Value of an asset has been determined or adjusted pursuant to Subsections 2.23(1) or (2) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

2.27 Limited Partner. “Limited Partner” means each of the Persons from time to time listed as a limited partner of the Partnership in the books and records of the Partnership.

2.28 Opco. “Opco” shall mean Graham Packaging Company, L.P., a Delaware limited partnership (formerly known as Graham Packaging Holdings I, L.P.).

2.29 Opco Partnership Agreement. “Opco Partnership Agreement” shall mean the Agreement of Limited Partnership of Opco.

2.30 Original Agreement. “Original Agreement” shall have the meaning ascribed to such term in the second WHEREAS clause of this Agreement.

2.31 Partner. “Partner” means, at any time, each person listed as a partner of the Partnership (including the General Partner) on the books and records of the Partnership, in each case for so long as he, she or it remains a partner of the Partnership as provided hereunder.

2.32 Partnership. “Partnership” shall have the meaning ascribed to such term in the first WHEREAS clause of this Agreement.

2.33 Partnership Interest. “Partnership Interest” shall refer, with respect to a given Partner as of a given date, to such Partner’s general partner interest in the Partnership (if any) and such Partner’s limited partner interest in the Partnership (if any), in each case denominated as Units and as of such date.

2.34 Partnership Year. “Partnership Year” shall have the meaning ascribed to such term in Section 1.6.

2.35 Percentage Interest. “Percentage Interest” means, with respect to any Partner, the quotient obtained by dividing the number of Units then owned by such Partner by the number of Units then owned by all Partners.

2.36 Person. “Person” shall include an individual, a partnership, a corporation, a limited liability company, a trust, an unincorporated organization, a government or any department or agency thereof, and any other entity.

2.37 Profits and Losses. “Profits” and “Losses” shall mean, for each fiscal year or other period, an amount equal to the Partnership’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(i) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this Section 2.38 shall be added to such taxable income or loss;

(ii) Any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treas. Reg. ‘ 1.704-l(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this Section 2.38, shall be subtracted from such taxable income or loss;

(iii) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to Subsection 2.23(2) or (3) hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(iv) Gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value; and

(v) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period.

(vi) Prior to a distribution in kind assets shall be marked to market and the book gain shall be considered an item of Profit.

2.38 Recapitalization Agreement. “Recapitalization Agreement” shall mean the Agreement and Plan of Recapitalization, Redemption and Purchase dated as of December 18, 1997, by and among the Partnership, the Graham Partners, the GPC Partners, Graham Engineering Corporation, Graham Recycling Corporation and DCG.

2.39 Regulations or Treas. Reg. “Regulations” or “Treas. Reg.” shall mean the regulations promulgated under the Code.

2.40 Return Amount. “Return Amount” shall mean an amount equal to a 5% annual compounded return on the Graham Partners Excess Distribution Amount running from the date such excess distribution is made until the related Catch Up Amount is paid.

2.41 Securities Act. “Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

2.42 Transfer. “Transfer” shall mean any assignment, mortgage, hypothecation, transfer, pledge, creation of a security interest in or lien upon, encumbrance, gift or other disposition (including an Exchange Transaction).

2.43 Units. “Units” means units and any other interests in the Partnership denominated as “Units” that is established in accordance with this Agreement, which shall constitute interests in the Partnership as provided in this Agreement and under the Act, entitling the holders thereof to the relative rights, title and interests in the profits, losses, deductions and credits of the Partnership at any particular time as set forth in this Agreement, and any and all other benefits to which a holder thereof may be entitled as a Partner as provided in this Agreement, together with the obligations of such Partner to comply with all terms and provisions of this Agreement.

2.44 General Provisions. As used in this Agreement, except as the context otherwise requires, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter. The words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, including the Schedules hereto, and not to any particular Article, Section, Subsection, Clause or Subdivision contained in this Agreement.

ARTICLE 3

CAPITAL ACCOUNTS

3.1 Capital Accounts. A Capital Account shall be maintained for each Partner on the books of the Partnership. Schedule 1 hereto reflects the Partners’ respective Capital Accounts as of the close of business on the date hereof, computed consistently with the provisions of this Agreement.

3.2 Negative Capital Accounts. At no time during the term of the Partnership or upon dissolution and liquidation thereof shall a Limited Partner with a negative balance in its Capital Account have any obligation to the Partnership or the other Partners to restore such negative balance.

3.3 Compliance with Treasury Regulations. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of capital accounts are intended to comply with Section 704(b) of the Code and Treas. Reg. § 1.704-l(b) and § 1.704-2 (or any corresponding provision of succeeding law) and shall be interpreted and applied in a manner consistent with such Regulation.

3.4 Succession to Capital Accounts. In the event any interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest. For purposes of the preceding sentence, the portion of the Capital Account to which the transferee succeeds shall be that percentage of the transferor’s total Capital Account as the Percentage Interest being transferred bears to the total Percentage Interest of the transferor.

3.5 Certain Adjustments. In the event the Gross Asset Values of the assets of the Partnership are adjusted pursuant to the provisions of this Agreement, the Capital Accounts of all Partners shall be adjusted simultaneously to reflect the aggregate net adjustment as if the Partnership recognized gain or loss equal to the amount of such aggregate net adjustment.

3.6 No Withdrawal of Capital Contributions. No Partner shall withdraw the balance of its Capital Account without the unanimous written approval of the other Partners. No Partner shall receive any interest with respect to the balance of its Capital Account.

3.7 Other Payments. Notwithstanding anything herein to the contrary, the Capital Account of a Partner will not be adjusted by a payment, if any, made pursuant to either Section 1.2 (Adjustments) or Section 10.1 (Indemnification) of the Recapitalization Agreement or the event giving rise to such payment.

ARTICLE 4

PARTNERSHIP UNITS

4.1 Partnership Interests. Interests in the Partnership shall be represented by Units, such other Class or Classes of equity interests in the Partnership, or such other Partnership securities, as the General Partner may establish in its sole discretion in accordance with the terms hereof. The General Partner may establish other Classes of Units, other equity interests in the Partnership or other Partnership securities from time to time in accordance with such procedures and subject to such conditions and restrictions and with such rights, obligations, powers, designations, preferences and other terms, which may be senior to any then existing or future Classes of Units, other equity interests in the Partnership or other Partnership securities, as the General Partner shall determine from time to time in its sole discretion, without the vote or consent of any Limited Partner or any other Person, including (i) the right of such Units, other equity interests or other Partnership securities to share in Profits and Losses or items thereof; (ii) the right of such Units, other equity interests or other Partnership securities to share in Partnership distributions; (iii) the rights of such Units, other equity interests or other Partnership securities upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem such Units or other equity interests or other Partnership securities (including sinking fund provisions); (v) whether such Units or other equity interests or other Partnership securities are issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which such Units or other equity interests or other Partnership securities will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Total Percentage Interest as to such Units or other equity interests or other Partnership securities; (viii) the terms and conditions of the issuance of such Units or other equity interests or other Partnership securities; and (ix) the right, if any, of the holder of such Units or other equity interests or other Partnership securities to vote on Partnership matters, including matters relating to the relative designations, preferences, rights, powers and duties of such Units or other equity interests or other Partnership securities. The General Partner, without the vote or consent of any Limited Partner or any other Person, is authorized (i) to issue any Units, other equity interests in the Partnership or other Partnership securities of any such newly established Class or any existing Class and (ii) to amend this Agreement to reflect the creation of any such new Class, the issuance of Units, other equity interests in the Partnership or other Partnership securities associated with such Class, and the admission of any Person as a Limited Partner which has received Units or other equity interests of any such Class, in accordance with Sections 9.7 and 11. Except as expressly provided in this Agreement to the contrary, any reference to “Units” shall include the Units and any other Classes of Units that may be established in accordance with this Agreement. All Units of a particular Class shall have identical rights in all respects as all other Units of such Class, except in each case as otherwise specified in this Agreement.

4.2 Register. The register of the Partnership shall be the definitive record of ownership of each Unit and all relevant information with respect to each Partner. Unless the General Partner shall determine otherwise, Units shall be uncertificated and recorded in the books and records of the Partnership.

4.3 Splits, Distributions and Reclassifications. The Partnership shall not in any manner subdivide (by any Unit split, Unit distribution, reclassification, recapitalization or otherwise) or combine (by reverse Unit split, reclassification, recapitalization or otherwise) the outstanding Units unless an identical event is occurring with respect to the Common Stock, in which event the Units shall be subdivided or combined concurrently with and in the same manner as the Common Stock.

4.4 Cancellation of Common Stock and Units. At any time a share of Common Stock is redeemed, repurchased, acquired, cancelled or terminated by GPC Inc., one (1) Unit registered in the name of GPC Inc. will automatically be cancelled for no consideration by the Partnership so that the aggregate number of Units held by the General Partner and GPC Inc. at all times equals the number of shares of Common Stock outstanding.

4.5 Incentive Plans. At any time GPC Inc. issues a share of Common Stock pursuant to an Incentive Plan (whether pursuant to the exercise of a stock option or the grant of a restricted share award or otherwise), the following shall occur: (a) GPC Inc. shall be deemed to contribute to the capital of the Partnership an amount of cash equal to the current per share market price of a share of Common Stock on the date such share is issued (or, if earlier, the date the related option is exercised) and the Capital Account of GPC Inc. shall be adjusted accordingly; (b) the Partnership shall be deemed to purchase from GPC Inc. a share of Common Stock for an amount of cash equal to the amount of cash deemed contributed by GPC Inc. to the Partnership in clause (a) above (and such share is deemed delivered to its owner under the Incentive Plan); (c) the net proceeds (including the amount of any payments made on a loan with respect to a stock purchase award) received by GPC Inc. with respect to such share, if any, shall be concurrently transferred and paid to the Partnership (and such net proceeds so transferred shall not constitute a capital contribution); and (d) the Partnership shall issue to GPC Inc. one (1) Unit registered in the name of GPC Inc. The Partnership shall retain any net proceeds that are paid directly to the Partnership.

4.6 Offerings of Common Stock. At any time GPC Inc. issues a share of Common Stock other than pursuant to an Incentive Plan, the net proceeds received by GPC Inc. with respect to such share, if any, shall be concurrently contributed to the Partnership and the Partnership shall issue to GPC Inc. one (1) Unit registered in the name of GPC Inc; provided that, this Section 4.6 shall not apply to any shares of Common Stock issued by GPC Inc. in connection with (A) any direct or indirect business combination or acquisition transaction involving GPC Inc., (B) any joint venture or strategic partnership entered into by GPC Inc. or (C) to financial institutions, commercial lenders, brokers/finders or any similar party, or to respective designees, in connection with the incurrence or guarantee of indebtedness by GPC Inc. or any of its subsidiaries.

4.7 Registered Partners. The Partnership shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Act.

ARTICLE 5

DISTRIBUTIONS; PARTNERSHIP ALLOCATIONS; TAX MATTERS

5.1 Distributions Prior to Dissolution. (a) Except as provided in Section 10.3 and Section 5.1(b), all distributions on and after the date of this Agreement shall be made to the Partners in proportion to their respective Percentage Interests.

(b) Available Cash shall be distributed to the Partners at the following times and in the following amounts:

(i) Subject to the provisions of the outstanding indebtedness of the Partnership, on or before the fifth business day prior to the date an estimated tax payment is due for a Partner, Available Cash shall be distributed to each Partner in an amount equal to the product of (1) the highest combined marginal individual or corporate federal, state and local income tax rates ((i) including, to the extent applicable, if any, alternative minimum tax and (ii) taking into account any federal tax benefit for a deduction for state and local taxes) applicable to the taxable income of the Partnership allocated to any Partner and in effect at the time of the distribution without regard to the identity or tax status of the Partners receiving the allocation of taxable income, times (2) the remainder, if any, of (A) the product of 25, 50, 75 or 100 percent for the first (1st), second (2nd), third (3rd) or fourth (4th) required estimated tax installment payment for the fiscal year, respectively, times (a) the cumulative (as annualized) taxable income to be allocated to such Partner pursuant to Section 5.3 for such fiscal year less (b) the cumulative taxable loss that has been allocated to such Partner to the extent such loss has not previously reduced taxable income pursuant to this provision, as estimated by the General Partner in good faith as of the day for payment, minus (B) the sum of the cumulative distributions to such Partner pursuant to this provision for each prior required estimated tax installment payment during such fiscal year and the cumulative distributions made to the Partners pursuant to Section 5.1(b)(iii)(B) to the extent such distributions have not previously reduced distributions pursuant to this Section 5.1(b)(i); and

(ii) Upon notice from the General Partner, the Partners or the Partnership, as the case may be, will reimburse the other for any difference between the amount of distributions made to the Partners pursuant to Section 5.1(b)(i) and the amount of distributions that would have been made based on the actual taxable income reported on the Partnership’s tax return for such fiscal year (the “Reimbursed Amount”). The General Partner shall provide notice to the Partners of the Reimbursed Amount as soon as practicable after the end of each fiscal year of the Partnership. Such Reimbursed Amount shall be effected by adjusting distributions made to Partners in the next succeeding fiscal year and, thereafter, by the Reimbursed Amount until the Reimbursed Amount is zero; and

(iii) Any remaining Available Cash shall be distributed to the Partners at such times and in such amounts as the General Partner shall determine as follows:

(A)	First, 100% to the General Partner and GPC Inc. in proportion to their Percentage Interests until such Partners receive aggregate distributions equal to the Catch Up Amount; and

(B)	Thereafter, to the Partners in proportion to their Percentage Interests.

5.2 Partnership Allocations.

(a) Except as otherwise provided in this Section 5.2 or elsewhere in this Agreement, for purposes of this Agreement, and for federal, state and local income tax purposes, all items of Profits and Losses shall be determined with respect to each taxable year of the Partnership as of the end thereof, and allocated to the Partners in accordance with their then Percentage Interests, except that Profits and all Losses from the sale or exchange of substantially all of the assets of the Partnership shall, in any event, be allocated to and among the Partners, as the case may be, so as to produce Capital Accounts for the Partners equal to the amounts, sequence and priority that would be distributed to the Partners if all the Partnership Assets were distributed to the Partners in accordance with the provisions of Section 5.1(b)(iii) of this Agreement. Each Partner’s Percentage Interest shall constitute its interest in partnership profits for purposes of determining such Partner’s share of nonrecourse liabilities of the Partnership under Treas. Reg. § 1.752-3(a)(3). Accordingly, as of the date of this Agreement, the liabilities shall be allocated among the Partners based on each Partner’s Percentage Interest.

(b) Notwithstanding Subsection 5.2(a):

(i) Minimum Gain and Hypothetical Capital Accounts. For purposes of complying with Treasury Regulations relating to tax allocation, the Partnership’s “minimum gain,” “minimum gain attributable to partner nonrecourse debt” and the Partners’ hypothetically adjusted Capital Accounts (“Hypothetical Capital Accounts”) must be determined from time to time. The amount of minimum gain or minimum gain attributable to partner nonrecourse debt is determined in accordance with Treas. Reg. § 1.704-2(d) or § 1.704-2(i), as the case may be, by computing, with respect to each nonrecourse liability of the Partnership, the amount of gain (of whatever character), if any, that would be realized by the Partnership if it disposed of (in a taxable transaction) the Partnership property subject to such liability in full satisfaction thereof, and by then aggregating the amounts so computed. A Partners’ Hypothetical Capital Account shall equal its true Capital Account, increased by any amount that such Partner is treated as being obligated to restore under Treas. Reg. § 1.704-l(b)(2)(ii)(c) (including the Partner’s share of minimum gain, computed as provided in Treas. Reg. § 1.704-2(g), and of minimum gain attributable to partner nonrecourse debt, computed as provided in Treas. Reg. § 1.704-2(i)(5)), and decreased by the items described in Treas. Reg. § 1.704-l(b)(2)(ii)(d), clauses (4), (5) and (6). For purposes of determining each Partner’s share of minimum gain or minimum gain attributable to partner nonrecourse debt, any distributions funded with the proceeds of nonrecourse liabilities shall be treated as allocable to the nonrecourse liabilities, if any, that were incurred by the Partnership in connection with such distributions.

(ii) Qualified Income Offset. A Partner who unexpectedly receives an adjustment, allocation, or distribution described in Treas. Reg. § 1.704-l(b)(2)(ii)(d), clauses (4), (5) and (6), that creates a deficit in his Hypothetical Capital Account shall be allocated items of income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income, and gain for such year) in an amount and manner sufficient to eliminate such deficit as quickly as possible.

(iii) Minimum Gain Chargeback. If there is a net decrease in the Partnership’s minimum gain or minimum gain attributable to partner nonrecourse debt during a Partnership taxable year, any Partner with a share of such minimum gain at the beginning of such year shall be allocated, before any other allocation is made of Partnership items for such taxable year, items of income and gain for such year (and, if necessary, subsequent years) in proportion to, and to the extent of, such Partner’s share of such decrease in minimum gain in accordance with Treas. Reg. § 1.704-2(f) and § 1.704-2(i) (the “Minimum Gain Chargeback”). The Minimum Gain Chargeback allocated in any taxable year shall consist first of gains recognized from the disposition of items of Partnership property subject to one or more nonrecourse liabilities of the Partnership to the extent of the decrease in Minimum Gain attributable to the disposition of such items of property, with the remainder of the Minimum Gain Chargeback, if any, made up of a pro rata portion of the Partnership’s other items of income and gain for that year.

(iv) Special Limitation on Losses Allocated to a Partner. No loss or deduction shall be allocated to a Partner to the extent that such allocation would reduce such Partner’s Hypothetical Capital Account below zero, and such loss or deduction shall instead be allocated to the other Partners in proportion to the positive balances of their respective Hypothetical Capital Accounts.

(v) Restoration. If any items of income, gain, loss or deduction shall be specially allocated pursuant to Paragraph (ii), (iii) or (iv) of this Subsection 5.2(b) then as quickly as possible thereafter (but not in such a manner as to create or increase a deficit in any Partner’s Hypothetical Capital Account) items of income, gain, loss or deduction shall be specially allocated to the Partners so as to return all Capital Accounts to such balances as they would have had if no such special allocations had been made pursuant to Paragraph (ii), (iii) or (iv) of this Subsection 5.2(b).

(vi) Rule of Construction. This Section 5.2 is intended to satisfy the rules of Treas. Reg. § 1.704-1(b) and the rules for allocations attributable to nonrecourse liabilities set forth in Treas. Reg. § 1.704-2 and should be so construed.

5.3 Tax Allocations; Code Section 704(c).

(a) For income tax purposes only, each item of income, gain, loss, deduction and credit of the Partnership shall be allocated among the Partners in the same manner as the corresponding items of Profits and Losses and specially allocated items are allocated for Capital Account purposes.

(b) In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value.

(c) In the event the Gross Asset Value of any asset of the Partnership shall be adjusted pursuant to the provisions of this Agreement, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the Treasury Regulations thereunder.

(d) Any elections or other decisions relating to such Section 704(c) allocations and “reverse Section 704(c) allocations” shall be made by the Partners in any manner that reasonably reflects the purpose and intention of this Agreement. Unless otherwise agreed by the Partners, the Partnership shall use the “traditional allocation method” for such allocations, in accordance with Treas. Reg. § 1.704-3(b). Section 704(c) allocations pursuant to this Section 5.3 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

5.4 Accounting Method. The books of the Partnership (for both tax and financial reporting purposes) shall be kept on an accrual basis.

5.5 Withholding. Each Partner hereby authorizes the Partnership to withhold and to pay over any taxes payable by the Partnership or any of its Affiliates as a result of such Partner’s participation in the Partnership; if and to the extent that the Partnership shall be required to withhold any such taxes, such Partner shall be deemed for all purposes of this Agreement to have received a payment from the Partnership as of the time such withholding is required to be paid, which payment shall be deemed to be a distribution to such Partner to the extent that the Partner is entitled to receive a distribution. To the extent that the aggregate of such payments to a Partner for any period exceeds the distributions to which such Partner is entitled for such period, the amount of such excess shall be considered a demand loan from the Partnership to such Partner, with interest at an interest rate of 5% compounded annually, which interest shall be treated as an item of Partnership income until discharged by such Partner by repayment, which may be made in the sole discretion of the General Partner out of distributions to which such Partner would otherwise be subsequently entitled. The withholdings referred to in this Section 5.5 shall be made at the maximum applicable statutory rate under the applicable tax law unless the General Partner receives documentation, satisfactory to the General Partner, to the effect that a lower rate is applicable, or that no withholding is applicable.

5.6 Tax Treatment of Return Amounts. All Return Amounts shall constitute guaranteed payments for the use of capital, within the meaning of Section 707(c) of the Code.

5.7 Distribution by Opco. The General Partner shall cause Opco to make distributions of cash to the Partnership (to the extent funds are legally available therefor and permitted by applicable debt instruments) necessary for the Partnership to make the distributions required under this Article 5.

ARTICLE 6

MANAGEMENT

6.1 Rights and Duties of the Partners.

(a) The Limited Partners as limited partners in the Partnership shall not participate in the conduct, control or management of the business of the Partnership, and the Limited Partners shall have no power to act for or bind the Partnership. Except as expressly provided herein, the Units do not confer any rights upon the Limited Partners to participate in the conduct, control or management of the business of the Partnership described in this Agreement, which conduct, control and management shall be vested exclusively in the General Partner. In all matters relating to or arising out of the conduct of the operation of the Partnership, the decision of the General Partner shall be the decision of the Partnership. Except as required or permitted by Law, or expressly provided in the ultimate sentence of this Section 6.1(a) or by separate agreement with the Partnership, no Partner who is not also a General Partner (and acting in such capacity) shall take any part in the management or control of the operation or business of the Partnership in its capacity as a Partner, nor shall any Partner who is not also a General Partner (and acting in such capacity) have any right, authority or power to act for or on behalf of or bind the Partnership in his or its capacity as a Partner in any respect or assume any obligation or responsibility of the Partnership or of any other Partner. Notwithstanding the foregoing, the Partnership may employ one or more Partners from time to time, and such Partners, in their capacity as employees of the Partnership, may take part in the control and management of the business of the Partnership to the extent such authority and power to act for or on behalf of the Partnership has been delegated to them by the General Partner.

(b) Pursuant to Pennsylvania law, each Limited Partner shall not be liable for losses or debts of the Partnership beyond the aggregate amount such Partner has contributed to the Partnership pursuant to this Agreement plus his share of the undistributed net profits of the Partnership, except that a Partner may be liable under Pennsylvania law to repay certain distributions received by it.

6.2 Duty of General Partner. The General Partner shall have such duties and responsibilities with respect to the Partnership as are required under applicable law.

6.3 Powers of General Partner.

(a) Subject to the terms and conditions of this Agreement (including without limitation Section 6.4) and Section 10 of the Recapitalization Agreement, the General Partner shall have full and complete charge of all affairs of the Partnership, and the management and control of the Partnership’s business shall rest exclusively with the General Partner. Except as otherwise provided in the Act or by this Agreement, the General Partner shall possess all of the rights and powers of a partner in a partnership without limited partners under Pennsylvania law. the General Partner shall be required to devote to the conduct of the business of the Partnership such time and attention as is appropriate to accomplish the purposes, and to conduct properly the business, of the Partnership. Subject to applicable law, the General Partner shall not be obligated to do any act or thing in connection with the Partnership other than pursuant to this Agreement.

(b) Subject to the limitations set forth in this Agreement (including without limitation Section 6.4), the General Partner shall have the authority to perform or cause to be performed all management and operational functions relating to the business of the Partnership. Without limiting the generality of the foregoing, except as otherwise provided in Section 6.4, the General Partner is authorized on behalf of the Partnership, in its sole discretion and without the approval of the Limited Partners, to:

(i) expend the capital and revenues of the Partnership in furtherance of the Partnership’s business as described in Section 1.4 and pay, in accordance with the provisions of this Agreement, all expenses, debts and obligations of the Partnership to the extent that funds of the Partnership are available therefor;

(ii) make investments in United States government securities, securities of governmental agencies, commercial paper, money market funds, bankers’ acceptances, certificates of deposit, and any other debt instruments or other securities, pending disbursement of the Partnership funds in furtherance of the Partnership’s business as described in Section 1.4 or to provide a source from which to meet contingencies;

(iii) enter into and terminate agreements and contracts with third parties in furtherance of the Partnership’s business as described in Section 1.4, institute, defend and settle litigation arising therefrom, and give receipts, releases and discharges with respect to all of the foregoing;

(iv) maintain, at the expense of the Partnership, adequate records and accounts of all operations and expenditures and furnish any Partner with the reports referred to in Section 8.2;

(v) purchase, at the expense of the Partnership, liability, casualty, fire and other insurance and bonds to protect the Partnership’s properties, business, partners and employees and to protect the General Partners and their employees;

(vi) employ, at the expense of the Partnership, consultants, accountants, attorneys and others and terminate such employment;

(vii) execute and deliver any and all agreements, documents and other instruments necessary or incidental to the conduct of the business of the Partnership;

(viii) incur indebtedness, borrow funds and/or issue guarantees, in each case for the conduct of the Partnership’s business as described in Section 1.4;

(ix) confess judgment on behalf of the Partnership;

(x) submit a Partnership claim to arbitration or reference; and

(xi) issue and sell additional Partnership Units (other than General Partnership Units) or other securities of the Partnership or any of its subsidiaries.

(c) Notwithstanding the foregoing, the General Partner may, without the written consent of any Limited Partner or any other Person, amend, supplement, waive or modify any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect: (i) any amendment, supplement, waiver or modification that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any Class of Units or other equity interests in the Partnership or other Partnership securities in accordance with this Agreement; (ii) the admission, substitution, withdrawal or removal of Partners in accordance with this Agreement; (iii) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership; (iv) any amendment, supplement, waiver or modification that the General Partner determines in its sole discretion to be necessary or appropriate to address changes in U.S. federal income tax regulations, legislation or interpretation; or (v) a change in the Fiscal Year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the Fiscal Year or taxable year of the Partnership including a change in the dates on which distributions are to be made by the Partnership; provided, that the books and records of the Partnership shall be deemed amended from time to time to reflect the admission of a new Partner, the withdrawal or resignation of a Partner, and the adjustment of the Units resulting from any Transfer or other disposition of a Unit, in each case that is made in accordance with the provisions hereof.

(d) The General Partner may, in its sole discretion, unilaterally amend this Agreement on or before the effective date of the final regulations to provide for (i) the election of a safe harbor under Proposed Treasury Regulation Section 1.83-3(l) (or any similar provision) under which the fair market value of a partnership interest that is transferred is treated as being equal to the liquidation value of that interest, (ii) an agreement by the Partnership and each of its Partners to comply with all of the requirements set forth in such regulations and Notice 2005-43 (and any other guidance provided by the Internal Revenue Service with respect to such election) with respect to all partnership interests transferred in connection with the performance of services while the election remains effective, (iii) the allocation of items of income, gains, deductions and losses required by the final regulations similar to Proposed Treasury Regulation Section 1.704-1(b)(4)(xii)(b) and (c), and (iv) any other related amendments.

(e) Except as may be otherwise required by law in connection with the winding-up, liquidation, or dissolution of the Partnership, each Partner hereby irrevocably waives any and all rights that it may have to maintain an action for judicial accounting or for partition of any of the Partnership’s property.

By executing this Agreement, each Partner shall be deemed to have consented to any exercise by General Partner of any of the foregoing powers.

6.4 Restrictions on General Partner Authority. Notwithstanding any other provision of this Agreement, the General Partner shall not have authority, on behalf of the Partnership, either directly or indirectly, without the prior written approval of the Limited Partners and except in connection with actions permitted by this Agreement or as otherwise contemplated hereby:

(i) to take any action that would result in the failure of the Partnership to be taxable as a partnership for purposes of federal income tax, or take any position inconsistent with treating the Partnership as a partnership for purposes of federal income tax, except as required by law; and

(ii) to elect to dissolve the Partnership, except pursuant to a sale of substantially all assets of the Partnership or otherwise as expressly permitted herein.

6.5 Compensation. For so long as the Graham Partners or any Affiliate thereof do not directly or indirectly sell more than two-thirds (2/3) in the aggregate of their interests in Partnership Interests owned on February 2, 1998 (or Common Stock for which such Partnership Interests have been or are eligible to be exchanged), the Partnership shall pay GPCLP or such other entity designated by the Graham Partners a fee of $1,000,000 per annum, payable in four equal quarterly installments on March 31, June 30, September 30 and December 31 of each year. Any Graham Partner or Affiliate thereof that directly or indirectly sells any Common Stock for which Partnership Interests have been or are eligible to be exchanged, shall promptly notify the General Partner upon the consummation of such sales.

6.6 Other Activities. Any Partner (other than BCP in such capacity) (the “Interested Party”) may engage in or possess an interest in other business ventures of any nature or description, independently or with others, whether presently existing or hereafter created, and neither the Partnership nor any Partner (including BCP) other than the Interested Party shall have any rights in or to such independent ventures or the income or profits derived therefrom.

ARTICLE 7

COSTS AND EXPENSES AND COMPENSATION

The Partnership shall (i) pay or cause to be paid all reasonable costs and expenses of the Partnership incurred in pursuing and conducting, or otherwise related to, the business of the Partnership, including in connection with the IPO and any subsequent action taken by the General Partner with respect to the business of the Partnership, and (ii) reimburse the General Partner for any reasonable out-of-pocket costs and expenses reasonably incurred by either of them in connection therewith (including, without limitation, in the performance of its duties as tax matters partner). The General Partner shall be entitled to reimbursement of all of its expenses attributable to the performance of its obligations hereunder. Subject to the Act, no amount so paid shall be deemed to be a distribution of Partnership assets for purposes of this Agreement. Except for reimbursement of their expenses and their right to distributions as provided in this Agreement, the General Partner shall not receive any compensation for its services as such.

ARTICLE 8

ACCOUNTS

8.1 Books and Records. The General Partner shall maintain complete and accurate books of account of the Partnership’s affairs at the Partnership’s principal office, including a list of the names and addresses of all Partners. Each Partner shall have the right to inspect the Partnership’s and its subsidiaries’ books and records (including the list of the names and addresses of Partners) and all financial and other information of the Partnership and its subsidiaries. Each of the Partners shall have the right to audit independently the books and records and all financial and other information of the Partnership and its subsidiaries, any such audit being at the sole cost and expense of the Partner conducting such audit. In addition, the Graham Partners shall be permitted to audit the books and records of the General Partner, and GPC Inc. shall be permitted to audit the books and records of GP Corp, as they relate to costs and expenses reimbursed by the Partnership to the General Partner pursuant to Article 7 hereto.

8.2 Reports, Returns and Audits.

(a) The books of account shall be closed promptly after the end of each Partnership Year. The books and records of the Partnership shall be audited on a consolidated basis as of the end of each Partnership Year by the Auditor.

(b) Prior to July 15 of each year, each person who was a Partner at any time during the previous Partnership Year shall be provided with an information letter (containing such Partner’s Form K-1 or comparable information) with respect to its distributive share of income, gains, deductions, losses and credits for income tax reporting purposes for such Partnership Year, together with any other information concerning the Partnership necessary for the preparation of a Partner’s income tax return(s), and the Partnership shall provide each Partner with an estimate of the information to be set forth in such information letter by no later than March 15 of each year. With the sole exception of mathematical errors in computation, the financial statements and the information contained in such information letter shall be deemed conclusive and binding upon such Partner unless written objection shall be lodged with the General Partner within ninety days after the giving of such information letter to such Partner.

(c) The General Partner shall prepare or cause to be prepared all federal, state and local tax returns of the Partnership (the “Returns”) for each year or other period for which such Returns are required to be filed. To the extent permitted by law, for purposes of preparing the Returns, the Partnership shall use the Partnership Year. Subject to applicable law, the General Partner shall determine the appropriate treatment of each item of income, gain, loss, deduction and credit of the Partnership and the accounting methods and conventions under the tax laws of the United States, the several states and other relevant jurisdictions as to the treatment of any such item or any other method or procedure related to the preparation of such Returns. The General Partner may make any elections under the Code and/or applicable state or local tax laws, and the General Partner shall be absolved from all liability for any and all consequences to any previously admitted or subsequently admitted Partners resulting from its making or failing to make any such election. Notwithstanding the foregoing, the General Partner shall make the election provided for in Section 754 of the Code, if requested to do so by any Partner.

(d) The General Partner shall be the “tax matters partner,” as such term is defined in Section 6231(a)(7) of the Code. The Tax Matters Partner shall be authorized to incur reasonable expenses in the performance of its duties pursuant to this Section 8.2(e). The Partnership shall bear the cost of such expenses.

ARTICLE 9

TRANSFERS

9.1 Transfer of a Limited Partner’s Interest.

(a) Except as otherwise provided in this Article 9, no Limited Partner may Transfer its Partnership Interest or any portion thereof to any Person without the consent of the General Partner.

(b) Notwithstanding clause (a) above, (i) each Graham Partner may Transfer its Units or any portion thereof for shares of Common Stock of GPC Inc. in an Exchange Transaction pursuant to, and in accordance with, the Exchange Agreement and (ii) any other Limited Partners (other than GPC Inc.) may Transfer Units or any portion thereof for shares of Common Stock of GPC Inc. in an Exchange Transaction pursuant to, and in accordance with, an exchange agreement in form and substance reasonably satisfactory to the General Partner.

(c) The Limited Partners agree, upon request of the General Partner to execute such certificates or other documents and perform such acts as the General Partner reasonably deems appropriate to preserve the status of the Partnership as a limited partnership, after the completion of any permitted Transfer of an interest in the Partnership, under the laws of the Commonwealth of Pennsylvania.

9.2 Allocation of Distributions Subsequent to Assignment. All Profits and Losses of the Partnership attributable to any Partnership Interest acquired by reason of any Transfer of such Partnership Interest and any distributions made with respect thereto shall be allocated using a method determined by the General Partner (i) in respect of the portion of the Partnership Year ending on the effective date of the Transfer, to the transferor and (ii) in respect of subsequent periods, to the transferee. All distributions on or before the date of such Transfer shall be made to transferor, and all distributions thereafter shall be made to the transferee. The effective date of any Transfer permitted under this Agreement, subject to the provisions of Section 9.5 below, shall be the close of business on the day the Partnership is notified of the Transfer.

9.3 Death, Incompetence, Bankruptcy, Liquidation or Withdrawal of a Limited Partner. The death, incompetence, Bankruptcy, liquidation or withdrawal of a Limited Partner shall not cause (in and of itself) a dissolution of the Partnership, but the rights of such a Limited Partner to share in the Profits and Losses of the Partnership, to receive distributions and to assign its Interest pursuant to this Article 9, on the happening of such an event, shall devolve on its beneficiary or other successor, executor, administrator, guardian or other legal representative for the purpose of settling its estate or administering its property, and the Partnership shall continue as a limited partnership. Such successor or personal representative, however, shall become a substituted limited partner only upon compliance with the requirements of Section 9.6 hereof with respect to a transferee of a Partnership Interest. The estate of a Bankrupt Limited Partner shall be liable for all the obligations of the Limited Partner.

9.4 Permitted Transfers of Graham Partners.

(a) Right of First Refusal.

(i) If any Graham Partner (a “Graham Selling Partner”) proposes to transfer any Partnership Interests to any Person (other than as provided in Section 9.4(b)(i), (ii), (iii) or (iv)) pursuant to a bona fide written offer to purchase such Partnership Interests (a “Bona Fide Offer”), then such Graham Selling Partner shall first give to the Partnership and to the GPC Partners a written notice (a “Notice of Sale”) setting forth in reasonable detail the terms and conditions under which the Graham Selling Partner proposes to sell such Partnership Units pursuant to the Bona Fide Offer.

(ii) Upon receipt of a Notice of Sale from a Graham Selling Partner, the Partnership shall have the right, exercisable upon written notice to the Graham Selling Partner and the GPC Partners within 30 days after the date of the Notice of Sale, to elect to purchase, directly or through a designee, all or a portion (subject to (iv) below) of the Partnership Units proposed to be sold by the Graham Selling Partner at a purchase price equal to the purchase price per unit specified in the Notice of Sale (the “Specified Price”). Such notice shall state the percentage of Partnership Units to be purchased by the Partnership and that the Partnership shall purchase such Partnership Interests within 60 days of the date of receipt of the Notice of Sale.

(iii) In the event that the Partnership shall elect not to purchase, or direct to an assignee the purchase of, all of the Partnership Interests subject to the Notice of Sale, the Partnership shall so notify the GPC Partners in writing (the “Partnership Notice”) within 30 days after the date of the Notice of Sale. In such event, any GPC Partner shall have the right, exercisable upon written notice to the Graham Selling Partner within 20 days after receipt of the Partnership Notice, to elect to purchase any or all Partnership Interests not purchased by the Partnership that are proposed to be sold by the Graham Selling Partner at the Specified Price (the “Purchasing Partner”). Such notice shall state the percentage of Partnership Interests to be purchased by the Purchasing Partner and that the Purchasing Partner shall purchase such Partnership Interests within 60 days of the date of receipt of the Partnership Notice.

(iv) If the Partnership and the GPC Partners do not exercise their purchase rights in the manner and within the time periods provided in this Section 9.4(a) with respect to all of the Partnership Interests offered in the Notice of Sale, the Graham Selling Partner may sell all, but not less than all, of the Partnership Units subject to the Notice of Sale to any Person, for not less than the Specified Price and upon the terms set forth in the Notice of Sale. Any such sale must be consummated within 120 days of the date of the Notice of Sale.

(v) Any Partnership Units not sold pursuant to the provisions of paragraphs (i) through (iv) above shall again be subject to the restrictions contained in this Agreement and shall not thereafter be transferred, except in compliance with this Agreement.

(b) Notwithstanding anything to the contrary contained in this Agreement, each Graham Partner and, commencing on the anniversary of the date hereof, GP Corp shall be permitted to Transfer all or any portion of its respective Partnership Interests, without the consent of any other Partner, to (i) any Affiliate of such Graham Partner, (ii) any family member of DCG and any trusts created for their benefit, (iii) any employee of such Graham Partner or its Affiliates and (iv) any Person in accordance with Section 9.4(a) hereto.

9.5 Satisfactory Written Assignment Required. Anything herein to the contrary notwithstanding, both the Partnership and the General Partners shall be entitled to treat the transferor of a Partnership Interest as the absolute owner thereof in all respects, and shall incur no liability for distributions of cash or other property made in good faith to it, until such time as a written assignment or other evidence of the consummation of a Transfer that conforms to the requirements of this Article 9 and is reasonably satisfactory to the General Partner has been received by and recorded on the books of the Partnership, at which time the Transfer shall become effective for purposes of this Agreement.

9.6 Transferee’s Rights. Any purported Transfer of a Partnership Interest which is not in compliance with this Agreement is hereby declared to be null and void and of no force and effect whatsoever. A permitted transferee of any Partnership Interest pursuant to Section 9.1, 9.3 and 9.4 hereof shall be entitled to receive distributions of cash or other property from the Partnership and to receive allocations of the income, gains, credits, deductions, profits and losses of the Partnership attributable to such Partnership Interest after the effective date of the Transfer but shall not become a Partner unless and until admitted pursuant to Section 9.7 hereof.

9.7 Transferees Admitted as Partners. The assignee or transferee of any Partnership Interest shall be admitted as a Partner only upon the satisfaction of the following conditions:

(a) A duly executed and acknowledged written instrument of Transfer approved by the General Partner and either a copy of this Agreement duly executed by the transferee or an instrument of assumption in form and substance satisfactory to the General Partner setting forth the transferee’s agreement to be bound by the provisions of this Agreement have been delivered to the Partnership.

(b) The transferee has paid any fees and reimbursed the Partnership for any expenses paid by the Partnership in connection with the Transfer and admission.

The effective date of an admission of a Partner and the withdrawal of the transferring Partner, if any, shall be the first day which is the last business day of a calendar month to occur following the satisfaction of the foregoing conditions.

9.8 Additional Restrictions on Transfer.

(a) Notwithstanding any contrary provision in this Agreement, in no event may any Transfer of a Unit or other interest in the Partnership be made by any Limited Partner or assignee or transferee if:

(i) such Transfer is made to any Person who lacks the legal right, power or capacity to own such Unit or other interest in the Partnership;

(ii) such Transfer would require the registration of such transferred Unit or other interest in the Partnership or of any Class of Unit or other interest in the Partnership pursuant to any applicable United States federal or state securities laws (including, without limitation, the Securities Act or the Exchange Act) or other foreign securities laws or would constitute a non-exempt distribution pursuant to applicable state securities laws;

(iii) such Transfer would cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, or any successor regulations;

(iv) such Transfer would cause any portion of the assets of the Partnership to become “plan assets” of any benefit plan investor within the meaning of regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, or any successor regulations, or to be regulated under the Employee Retirement Income Security Act of 1974, as amended from time to time; or

(v) to the extent requested by the General Partner, the Partnership does not receive such legal and/or tax opinions and written instruments (including, without limitation, copies of any instruments of Transfer and such assignee’s or transferee’s consent to be bound by this Agreement) that are in a form satisfactory to the General Partner, as determined in the General Partner’s sole discretion.

(b) Notwithstanding any other provision of this Agreement, no Partner shall Transfer any interest in the Partnership if such Transfer would cause the Partnership to be classified as a “publicly traded partnership” as that term is defined in Section 7704 of the Code and the Regulations promulgated thereunder.

ARTICLE 10

DISSOLUTION

10.1 Events of Dissolution. The Partnership shall continue until the earliest to occur of the following events (each an “Event of Withdrawal”), which shall cause an immediate dissolution of the Partnership:

(a) the sale, exchange or other disposition of all or substantially all of the Partnership’s assets;

(b) the withdrawal, resignation, filing of a certificate of dissolution or revocation of the charter or Bankruptcy of a General Partner or the occurrence of any other event which causes the General Partner to cease to be a general partner of the Partnership under the Act, unless a majority-in-interest of the Limited Partners elect to continue the Partnership business and select a successor general partner in accordance with the provisions of the Act; or

(c) such date as the Partners shall unanimously elect.

10.2 Final Accounting. Upon the dissolution of the Partnership as provided in Section 10.1 hereof, a proper accounting shall be made by the Partnership’s Auditor from the date of the last previous accounting to the date of dissolution.

10.3 Liquidation. Upon the dissolution of the Partnership as provided in Section 10.1 hereof, the General Partner or, if there is no general partner, a person approved by a majority in interest of the remaining Partners, shall cause the cancellation of the Certificate (as amended) and shall act as liquidator to wind up the Partnership. The liquidator shall have full power and authority to sell, assign and encumber any or all of the Partnership’s assets and to wind up and liquidate the affairs of the Partnership in an orderly and business-like manner. All proceeds from liquidation shall be distributed in the following orders of priority:

(a) to the payment and discharge of the debts and liabilities of the Partnership (other than liabilities for distributions to Partners) and expenses of liquidation,

(b) to the setting up of such reserves as the liquidator may reasonably deem necessary for any contingent liability of the Partnership (other than liabilities for distributions to Partners), and

(c) the balance to the Partners as follows:

(i)	First, 100% to the General Partner and GPC Inc. in proportion to their Percentage Interests until such Partners receive distributions equal to the Catch Up Amount.

(ii)	Thereafter, to the Partners in proportion to their Percentage Interests.

10.4 Cancellation of Certificate. Upon the completion of the distribution of Partnership assets as provided in Section 10.3 hereof, the Partnership shall be terminated and the person acting as liquidator shall take such other actions as may be necessary or appropriate to terminate the Partnership.

ARTICLE 11

AMENDMENTS TO AGREEMENT

11.1 Amendments and Waivers. Except as provided otherwise herein, this Agreement may not be amended nor may any rights hereunder be waived except by an instrument in writing signed by the General Partner with such amendment or waiver; provided that any amendment that does not treat all limited partnership interests or Units on the same basis (in proportion to the percentage interests thereof) or all general partnership interests or Units on the same basis shall be approved by the prejudiced Partner. Without limiting the foregoing, any change, amendment, supplement or waiver which would have the effect of altering, supplementing or amending Section 5.1, 6.4 or 6.5 shall be approved by the Graham Partners.

ARTICLE 12

NOTICES

12.1 Method of Notice. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or transmitted by telex or telecopier, receipt acknowledged, or in the case of documented overnight delivery service or registered or certified mail, return receipt requested, postage prepaid, on the date shown on the receipt therefor, addressed to the Partners at their respective addresses set forth below (except that any Partner may from time to time give notice changing its address for that purpose):

If to the Partnership, the General Partner or GPC Inc., to:

Graham Packaging Company Inc.

2401 Pleasant Valley Road

York, Pennsylvania 17402

Attention: Chief Legal Officer

Facsimile: (717) 849-8541

With a required copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017-3954

Attention: Wilson S. Neely

Facsimile: (212) 455-2502

If to the Graham Partners or GP Corp, to:

Graham Capital Company

1420 Sixth Avenue

York, PA 17405

Attention: Paul L. Rudy, III

Facsimile: (717) 846-6931

With a required copy to:

Drinker Biddle & Reath LLP

105 College Road East

P.O. Box 627

Princeton, NJ 08542-0627

Attention: James Biehl

Facsimile: (609) 799-7000

12.2 Computation of Time. In computing any period of time under this Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day which is not a Saturday, Sunday or legal holiday.

ARTICLE 13

INVESTMENT REPRESENTATIONS

13.1 Investment Purpose. Each Limited Partner represents and warrants to the Partnership and to each other Partner that it has acquired its limited partner interest in the Partnership for its own account, for investment only and not with a view to the distribution thereof, except to the extent provided in or contemplated by this Agreement.

13.2 Investment Restriction. Each Partner recognizes that (a) the limited partner interests in the Partnership have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon an exemption from such registration, and agrees that it will not sell, offer for sale, transfer, pledge or hypothecate its limited partner interest in the Partnership (i) in the absence of an effective registration statement covering such limited partner interest under the Securities Act, unless such sale, offer of sale, transfer, pledge or hypothecation is exempt from registration for any proposed sale, and (ii) except in compliance with all applicable provisions of this Agreement, and (b) the restrictions on transfer imposed by this Agreement may severely affect the liquidity of an investment in limited partner interests in the Partnership.

ARTICLE 14

GENERAL PROVISIONS

14.1 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes any prior agreement or understanding among the parties hereto with respect to the subject matter hereof.

14.2 Effective Date. This Agreement shall become effective upon the closing of the IPO (the “Effective Date”) and shall be of no force and effect (i) prior to the closing of the IPO and (ii) if the closing of the IPO has not been consummated within ten (10) business days from the date of this Agreement.

14.3 Governing Law. This Agreement shall be construed in accordance with and governed by the Act and the other laws of the Commonwealth of Pennsylvania, without giving effect to the provisions, policies or principles thereof relating to choice or conflict of laws.

14.4 Submission to Jurisdiction; Waiver of Jury Trial. (a) Any and all disputes which cannot be settled amicably, including any ancillary claims of any party to this Agreement, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be finally settled by arbitration conducted by a single arbitrator in Pennsylvania in accordance with the then existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the dispute fail to agree on the selection of an arbitrator within thirty (30) days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b) Notwithstanding the provisions of clause (a), the General Partner may bring, or may cause the Partnership to bring, on behalf of the General Partner or the Partnership or on behalf of one or more Partners, an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this clause (b), each Partner (i) expressly consents to the application of clause (c) of this Section 14.4 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the General Partner as such Partner’s agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such Partner of any such service of process, shall be deemed in every respect effective service of process upon the Partner in any such action or proceeding.

(c) EACH PARTNER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN HARRISBURG, PENNSYLVANIA FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH (B) OF THIS SECTION 14.4, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this clause (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another. The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in this clause (c) and such parties agree not to plead or claim the same.

14.5 Binding Effect. Except as provided otherwise herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and assigns.

14.6 Separability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

14.7 Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

14.8 No Third-Party Rights. Nothing in this Agreement shall be deemed to create any right in any person not a party hereto (other than the permitted successors and assigns of a party hereto) and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third party (except as aforesaid).

14.9 Waiver of Partition. Each Partner, by requesting and being granted admission to the Partnership, is deemed to waive until termination of the Partnership any and all rights that it may have to maintain an action for partition of the Partnership’s assets.

14.10 Nature of Interests. All Partnership property whether real or personal, tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and none of the Partners shall have any direct ownership of such property.

14.11 Power of Attorney. Each of the Partners does hereby constitute and appoint the General Partner as its true and lawful representative and attorney-in-fact, in its name, place and stead to make, execute, sign and file any amendment to the Certificate which may be required because of this Agreement or the making of any amendments or supplements thereto as provided in Article 11, and to make, execute, sign and file all such other instruments, documents and certificates which, in the opinion of the General Partner, may from time to time be required by the laws of the United States of America, the Commonwealth of Pennsylvania or any other jurisdiction in which the Partnership shall determine to do business, or any political subdivision or agency thereof or which the General Partner may deem necessary or appropriate to effectuate, implement and continue the valid and subsisting existence and business of the Partnership.

14.12 Costs and Expenses of GPC Inc. Notwithstanding anything to the contrary contained herein, to the extent that the Partnership remains the sole material asset of GPC Inc., the Partnership shall promptly reimburse GPC Inc. in respect of any expenses incurred by GPC Inc. in connection with its ownership in the Partnership or the business of GPC Inc. or the Partnership.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

GENERAL PARTNER:

BCP/GRAHAM HOLDINGS L.L.C.

By:
Name:
Title:

LIMITED PARTNERS:

GRAHAM PACKAGING COMPANY INC.

By:
Name:
Title:

GRAHAM PACKAGING CORPORATION

By:
Name:
Title:

GPC HOLDINGS, L.P.

By:	GPC Investments, LLC, its General Partner

By:
Name:
Title:

SCHEDULE 1

Partner	Percentage Interest	Partnership Units	Capital Account
General Partner
BCP/Graham Holdings L.L.C.	4.0%		$	___________

Limited Partners
Graham Packaging Company Inc.	80.9%		$	___________
GPC Holdings, L.P.	13.7%		$	___________
Graham Packaging Corporation	1.3%		$	___________
Roger M. Prevot	0.1%		$	___________
Optionholders (represents options to acquire partnership interests/units)

Total	100.0%		$	___________

SCHEDULE 2

Partner	Percentage Interest	Partnership Units	Capital Account
General Partner
BCP/Graham Holdings L.L.C.	%		$	___________

Limited Partners
Graham Packaging Company Inc.	%		$	___________
GPC Holdings, L.P.	%		$	___________
Graham Packaging Corporation	%		$	___________
Roger M. Prevot	%		$	___________
Optionholders (represents options to acquire partnership interests/units)

Total	%		$	___________